CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated, October 21, 2002 and December 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of the Credit Suisse European Equity Fund, Inc. and the October 31, 2002 Annual Reports to shareholders of the Credit Suisse International Fund, a series of the Credit Suisse Opportunity Funds, and the Credit Suisse International Focus Fund, Inc., as applicable, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Information on the Acquired Fund's Independent Accountants", "Management of Each Fund" and "Financial Statements and Experts" in the Proxy/Prospectus.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 7, 2003